UNITED STATES
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TEXAS PACIFIC LAND CORPORATION

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The following press release was issued by Texas Pacific Land Corporation on January 24, 2023:

TEXAS PACIFIC LAND CORPORATION TO FURTHER ADJOURN

2022 ANNUAL MEETING OF STOCKHOLDERS

DALLAS, TX (January 24, 2023) – Texas Pacific Land Corporation (NYSE: TPL) (the “Company” or “TPL”) today announced that it intends to further adjourn its 2022 annual meeting of stockholders (as further adjourned, the “2022 Annual Meeting”). The 2022 Annual Meeting, which had originally been adjourned to February 14, 2023, will be further adjourned to May 18, 2023 at 10:30 am Central Time at the Company’s offices located at 1700 Pacific Avenue, Suite 2900, Dallas, Texas.

The Delaware Court of Chancery has set a one-day trial currently scheduled to be held on April 17, 2023 to hear arguments regarding the Company’s disagreement with Horizon Kinetics LLC, Horizon Kinetics Asset Management LLC, SoftVest Advisors LLC, and SoftVest, L.P. over their voting commitments pursuant to a stockholders’ agreement with the Company. The adjournment of the 2022 Annual Meeting is intended to provide the Delaware Court of Chancery sufficient time to issue a ruling and stockholders the opportunity to evaluate such ruling prior to the Company reconvening the 2022 Annual Meeting.

The 2022 Annual Meeting will reconvene on February 14, 2023 only to immediately further adjourn without conducting any other business; accordingly, the Company recommends stockholders not attend on February 14, 2023. A revised notice for the 2022 Annual Meeting will be sent to stockholders in due course. The record date for the 2022 Annual Meeting remains the close of business on September 22, 2022.

If you have any questions about this announcement, please contact Investor Relations at 1700 Pacific Avenue, Suite 2900, Dallas, Texas, 75201 or IR@texaspacific.com.

About Texas Pacific Land Corporation

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 880,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership provide revenue opportunities throughout the life cycle of a well. These revenue opportunities include fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and/or treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities.

Visit TPL at http://www.TexasPacific.com.

Contact:

Investor Relations

IR@TexasPacific.com